FOR IMMEDIATE RELEASE

network commerce maintains Q3 2001 Profitability TARGET AND revises guidance
FOR Q4 2000 AND FISCAL YEAR 2001

     With Further Restructuring and Cost Cutting, Company Continues to Target
Pro Forma Profitability in Q3 2001
and Positive Cash Flow from Operations by Q4 2001

SEATTLE—January 23, 2001—Network Commerce Inc. (NASDAQ: NWKC), the global technology infrastructure and services company, today offered revised revenue and net loss guidance for the fourth quarter 2000 and fiscal year 2001. In addition, the company announced workforce reductions and other cost-cutting measures. In response to softness in consumer shopping, the company plans to shut down its consumer shopping network known as ShopNow.com during the first quarter of 2001.

Network Commerce will continue to aggressively expand its Technology Infrastructure and Services business. The company expects the Technology Infrastructure and Services business, which includes domain registration services, hosting services, commerce services, email marketing services and business services to expand to more than 40% of revenues for 2001. The company also generates revenue through its Portal Group, consisting of online sites and portals. As a result the company expects a gross margin of more than 70% for 2001.

Network Commerce currently expects that its higher gross margins for 2001, coupled with significant cost reductions, will keep the company on target to reach pro forma profitability in the third quarter of 2001, and cash flow profitability by the fourth quarter of 2001.

Further details will be forthcoming when the company announces financial results for the fourth quarter and year ended 2000 after the close of regular market trading on Monday, January 29, 2001. The company will host a conference call following the release of its financial results on January 29.

Network Commerce today announced the following revised guidance:

    Fiscal Year 2000

        Revenue for fiscal year 2000 is currently expected to be in the range of $105 million to $108 million.

        Gross margin for fiscal year 2000 is currently expected to be in the range of 48% to 51%.

        Pro forma net loss for fiscal year 2000 is currently expected to be in the range of $74 million to $77 million.

    Fourth Quarter 2000

        Revenue for the fourth quarter of 2000 is currently expected to be in the range of $26 million to $29 million.

        Gross margin for the fourth quarter of 2000 is currently expected to be in the range of 40% to 43%.

        Pro forma net loss for the fourth quarter of 2000 is currently expected to be in the range of $24 million to $27 million.

    Fiscal Year 2001

        Revenue for fiscal year 2001 is currently expected to be in the range of $80 million to $90 million.

        Gross margin for fiscal year 2001 is currently expected to be in the range of 70% to 80%.

        Pro forma net loss for fiscal year 2001 is currently expected to be in the range of $20 million to $25 million. This represents a substantial improvement from net losses of $74 million to $77 million for 2000.

    Profitability Schedule

        Profitability on a pro forma basis in Q3 2001.

        Positive cash flow in Q4 2001.

Network Commerce announced the following cost-cutting measures:

  The workforce has been reduced, effective today, by approximately 145 people, across all areas of business at company locations in Seattle, California, Georgia and the United Kingdom.

  The Network Commerce UK sales office is being closed.

  Network Commerce will discontinue its shopping channel, ShopNow.com, to focus more resources on its Technology Infrastructure and Services business.

  As previously announced, operations at the unprofitable HagginGroup division, will be shut down on January 31, 2001.

  Network Commerce has decided to remain at its current location in Seattle and will not relocate to a new facility in downtown Seattle.

The company expects pro forma net losses in 2001 to decline to a range of $20 million to $25 million, from pro forma net losses of a range of $74 million to $77 million in 2000. The combination of higher gross margin and substantial reductions in operation expenses is currently expected to lead to profitability in the third quarter 2001 on pro forma basis, and positive cash flow from operations in the fourth quarter of 2001.

Conference Call Information

Network Commerce Inc. will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on Monday, January 29, 2000 to discuss its fourth quarter and fiscal year 2000 results and its outlook for 2001. The call will feature remarks by Chairman and Chief Executive Officer Dwayne Walker, and Vice President of Finance and Interim-Chief Financial Officer Stephen Smith. A live broadcast of the conference call may be heard by dialing 1-800-670-3544 or via Web cast in the Investor Relations section of the corporate Web site at www.networkcommerce.com. A 48-hour replay will also be available following the conclusion of the call. To access the replay, please call 1-800-633-8284 and use reservation #17368825. In addition, the call will be archived in the Investor Relations section of the corporate Web site.

About Network Commerce Inc.

Established in 1994, Network Commerce Inc. (http://www.networkcommerce.com) is the global technology infrastructure and services company. Network Commerce provides a comprehensive technology and services platform including domain registration, hosting services, e-commerce services, wireless technology, and online marketplaces. Network Commerce's technology and services platform operates on the infrastructure of four data centers, more than 500 servers, and bandwidth of 400 megabits per second. Network Commerce is headquartered in Seattle with offices in California, Georgia, British Columbia and the United Kingdom.

Forward Looking Statements:

Certain statements in this announcement, including statements concerning, the date at which we become profitable, our sources of revenue, our projected financial performance for the fourth quarter of 2000 and fiscal year 2001, our expected and project gross margins and our plans, intentions and expectations, contain "forward-looking statements" within the meaning of the Securities Act of 1933 as amended.

Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "believe," "expect," "intend," "anticipate," variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are not guaranties of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement. Factors that could affect Network Commerce's actual results include, among others, the factors described in Network Commerce's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Network Commerce Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Press Contact:

Rita Brautigam, Network Commerce Inc., (206) 223-1996, ritab@networkcommerce.com

Investor Relations Contacts:

Stephen Smith, Network Commerce Inc., (877) 430-0131, ir@networkcommerce.com

Elise Spencer, Network Commerce Inc., (877) 430-0131, ir@networkcommerce.com

#  #  #